UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

ICOS CORPORATION

(Name of Registrant as Specified in its Charter)

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Filed by ICOS Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. and Lilly. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing.

The following electronic mail was sent by Paul Clark, ICOS’ Chairman, President and Chief Executive Officer, to all ICOS employees on October 17, 2006:

Dear Colleagues:

Early this morning, we announced that our Board has accepted an offer from Eli Lilly and Company to acquire our company for $32 per share in cash, a value of approximately $2.1 billion. I would like to explain the Board’s decision, let you know where we go from here and, most importantly, thank you for all you do for ICOS.

We considered Lilly’s offer very carefully. The Board and management are obligated to do just that, in the interests of our owners, the shareholders. We carefully considered our alternatives and the unavoidable risks in our business. Taking into account those factors, and the fact that Lilly’s offer is a 32 percent premium over the average closing price of ICOS’ stock for the last ninety days, the Board concluded that this is a compelling outcome for our shareholders—and the way to deliver value to them immediately.

Of course, I know many of you will be surprised by this announcement. It is only normal to wonder what this will mean for you. We do not have all the answers right now, but we will do our best to inform you as soon – and as honestly and candidly – as we can.

At this time, Lilly has not made any employment decisions. However, more clarity will be coming from Lilly in the days ahead. While we hope that Lilly will decide to retain certain ICOS operations, there may not be a place for many of us within the Lilly organization. We have worked hard to ensure that each of you is supported in this transition and treated fairly and competitively, including assuring that employees whose jobs are eliminated, as a result of this transaction, receive attractive severance packages.

Later today, we will meet to discuss this news. Shortly after our meeting, your managers will provide information to each of you that summarizes how severance will work and what financial and other assistance you can expect if your position is eliminated as a result of this transaction.

Regarding timing, the agreement was signed late yesterday, and we expect the closing to occur around the end of this year. Until closing, we are an independent company and will continue to operate that way. This is an important point: we must stay focused on the work we do and sustain the value we have created.

And now I want to thank you.

Our company and each of us have so much to be proud of. We have accomplished great things in our relatively short history. ICOS was a start-up only 16 years ago, yet we have:

•	Invested aggressively to innovate, taking risks to study drug candidates to meet serious medical needs. We have taken 10 different compounds into human clinical trials;

•	Built a highly skilled organization — across the board — with second-to-none capabilities in Drug Discovery, Clinical, Project Leadership, Human Resources, Finance, Business Development, Operations, Sales & Marketing, Legal and other areas;

•	Achieved profitability in an industry where few companies ever do; and,

•	Brought a best-in-class product to market and drove it to $1 billion blockbuster status. For a company of our size and youth, this is an incredible accomplishment.

This is the most difficult message I have ever delivered to you. We all have many emotions associated with ICOS. I want each and every one of you to know how proud and privileged I am to have worked with such a smart, hard-working, high quality group of people. Thank you for your many contributions as part of the ICOS team. And thank you in advance for your patience and continued support for your company and your co-workers through this transition.

Attached to the electronic mail above was the following summary of frequently asked questions:

FREQUENTLY ASKED QUESTIONS

1. Why is this deal in the best interest of ICOS?

A. As you may know, our Board is required to seriously consider offers. We have a responsibility to evaluate them very carefully on behalf of the people who own our company, our shareholders. Our joint-venture partner, Eli Lilly and Company, first came to us several months ago. Our Board, along with our financial and legal advisors, has worked very hard to decide which course of action to take. After long and careful consideration, our Board unanimously concluded that this highly attractive financial offer was the best course of action for our shareholders. Lilly’s offer of $32 per share in cash, represents a 32 percent premium over the average closing price of ICOS’ stock for the last ninety days.

2. Will ICOS employees be retained?

A. While we hope that Lilly will decide to retain ICOS employees, it is Lilly’s decision. There may not be a place for many ICOS employees within the Lilly organization. We have worked hard to ensure that each employee is supported during this transition and treated fairly and competitively if, as a result of this transaction, he or she is not retained.

3. When will employees be notified if they have a job?

A. We will work with Lilly to communicate with you as quickly as possible once they have made a decision. In the meantime, it is important to stay focused on our jobs because we remain an independent company unless – and until – the transaction closes.

4. Will there be severance for employees whose positions are eliminated? What will it include?

A. We have worked hard to ensure that each of you is supported in this transition and treated fairly and competitively. We have engaged an independent consultant to help us ensure that employees whose jobs are eliminated as a result of this transaction receive attractive severance packages. As soon as it is available, your management will be providing more information to each and every one of you. This information will summarize how severance will work and what financial and other assistance you can expect if your job is eliminated as a result of this transaction.

5. Suppose I find a new job before I am laid off? Will I get severance?

A. No. In addition to certain other conditions, to receive severance, your position must be eliminated while you are still an active employee. Also, if you are offered a substantially similar position with Lilly, in or near your current location, and choose not to accept Lilly’s offer, you will not be entitled to severance.

6. Can I apply for a job at Lilly if my position here is eliminated?

A. That determination will be made by Lilly.

7. When will representatives from Lilly address ICOS employees?

A. We expect that Lilly will communicate with us on employee matters in the near future.

8. What happens to my benefits and compensation?

A. Until this agreement closes, we are still an independent company and your compensation and benefits plans will not change.

9. What happens to my stock options?

A. They will be vested on an accelerated basis and you will receive cash for the amount that your options are “in the money.”

10. What happens to my 401(k) plan?

A. Employees are entitled to take their vested 401(k) account balance with them in the event they are terminated. In the near future, Human Resources will provide specific information about how the process works.

11. Will the company help me find a new job if my position is eliminated?

A. Working with Lilly, we expect that professional outplacement services will be available to employees who are not retained as a result of this transaction.

12. Will Lilly maintain a presence in the Bothell area?

A. Lilly will make that determination.

13. What will happen to Paul Clark and the management team?

A. They will be staying through the close. At this time, we do not know whether they or any other employees will be asked to stay after that time.

14. Does this transaction require shareholder approval? When do they vote?

A. Yes. We will be filing proxy (voting) materials as soon as possible and expect the transaction to close around the end of this year.

15. What will happen to ICOS’ product pipeline?

A. The value of our company and product pipeline is recognized in Lilly’s compelling cash offer. After closing, pipeline decisions will be made by Lilly.

16. Did Lilly approach us or did we approach them?

A. Lilly approached us.

17. What do I tell our customers/partners?

A. Until closing, we are an independent company and will continue to operate that way, providing the same high quality effort and support to our partners and customers. We appreciate their support in this effort.

18. Who should I talk to if I have additional questions?

A. You may speak with your manager, Human Resources or any Management Committee member. We appreciate your patience. Please understand that we may not have answers to all of your questions at this time. However, we will do our best to keep you informed as more information becomes available.

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed transaction. ICOS intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of ICOS are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by ICOS with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ stockholders in connection with the proposed transaction will be set forth in ICOS’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.